Exhibit 99.1

FDA Requests Additional Information Regarding NuPathe’s Migraine Patch in Complete Response Letter

CONSHOHOCKEN, PA — August 30, 2011 — NuPathe Inc. (NASDAQ: PATH) today announced that it has received a Complete Response Letter (CRL) from the U.S. Food & Drug Administration (FDA) regarding the New Drug Application (NDA) for its migraine patch (NP101 or Zelrix).  A CRL is issued by the FDA’s Center for Drug Evaluation and Research when the review of an NDA is completed and questions remain that preclude the FDA from approving the NDA at the time.

In the CRL, the Agency acknowledged that NuPathe established the efficacy of the migraine patch in the overall migraine population. The CRL primarily contained chemistry, manufacturing and safety questions, which the Company believes it has, or shortly will have, sufficient data to address. The Company may conduct additional Phase I and/or non-clinical studies to address other questions.  NuPathe will request an End-of-Review meeting with the Agency to discuss the CRL and the Company’s approach to resolving the outstanding issues.  The issuance of this CRL means that the Company will not launch its migraine patch in the first half of 2012, as previously announced.

“This CRL gives us confidence that we can provide the information needed to support FDA approval for our migraine patch in a timely manner,” said Jane Hollingsworth, CEO of NuPathe.  “We continue to believe that our patch will address the symptoms of millions of patients who suffer from debilitating migraine headache pain and migraine-related nausea.  We look forward to working with the FDA to bring this important product to market.”

About Migraine and Migraine-Related Nausea
Migraine is a neurological disorder that affects approximately 30 million adults in the U.S. In addition to a debilitating headache, most migraine patients suffer from one or more significant gastrointestinal (GI) problems, including nausea, vomiting, and a compromised ability to digest, known as decreased gastric motility. A recent survey by the National Headache Foundation shows that 90% of migraine sufferers reported having experienced migraine-related nausea. The nausea and fear of vomiting associated with a migraine make it difficult for many patients to take oral medications, while reduced gastric motility may affect the efficacy of oral medications.

About the Migraine Patch (NP101 or Zelrix)
NP101 is an active, single-use, transdermal sumatriptan patch being developed for the acute treatment of migraine. The migraine patch is designed to provide migraine patients fast onset and sustained relief of the cardinal migraine symptoms including headache pain, migraine-related nausea, and sensitivity to light and sound. The migraine patch offers a non-oral route of administration of sumatriptan, the most widely prescribed migraine medication, with low incidence of triptan-related adverse events that can include chest tightness, flushing, feelings of pressure, and numbness. The migraine patch may provide an attractive treatment option for millions of migraine patients who delay or avoid treatment with oral medications because of migraine-related nausea (MRN). In addition, studies have shown the gastrointestinal (GI) track slows during a migraine attack. The migraine patch’s non-oral medication delivery bypasses the GI track, which may be an appealing treatment for these patients. The migraine patch is powered by SmartRelief, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that uses rapidly transports medication through the skin using a process called iontophoresis.

About NuPathe
NuPathe Inc. (www.nupathe.com) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, the migraine patch (NP101 or Zelrix), is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to the migraine patch, NuPathe has two additional proprietary product candidates: NP201 for the continuous symptomatic treatment of Parkinson’s disease, which the company plans to partner, and NP202 in preclinical development for the long-term treatment of schizophrenia and bipolar disorder.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the Company’s interpretation of the Complete Response Letter (CRL); the sufficiency of data that the Company has, or will shortly have, to address questions contained in the CRL; additional Phase I and/or non-clinical studies that the Company may conduct; the ability of the Company to provide the information needed to support FDA approval of its migraine patch in a timely manner; the ability to obtain, and timing of, FDA approval of the migraine patch; the timing of the potential launch of the migraine patch; the potential benefits of, and market for, the migraine patch; and the Company’s plans to partner NP201.

Forward-looking statements are based upon management’s current expectations and beliefs and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated herein including, among others: varying interpretation of study data; serious adverse events or other safety risks that could require the Company to abandon or delay development of, or preclude or limit approval of, the migraine patch; the Company’s ability to obtain marketing approval for and commercialize the migraine patch; the Company’s ability to obtain additional financing; and the risks, uncertainties and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 under the caption “Risk Factors” and elsewhere in such reports, which are available on the Company’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While the Company may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

INVESTOR CONTACTS

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President, Chief Financial Officer

NuPathe Inc.

(484) 567-0130

MEDIA CONTACTS:

Tiberend Strategic Advisors, Inc.

212-827-0020

Jason Rando

jrando@tiberend.com

Andrew Mielach

amielach@tiberend.com